August 2007	Pricing Sheet dated August 24, 2007 relating to Preliminary Terms No. 344 dated July 24, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
12% SPARQS®
Mandatorily Exchangeable for Common Stock of Arch Coal, Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

P R I C I N G T E R M S – A U G U S T 2 4 , 2 0 0 7
Issuer:		Morgan Stanley
Maturity date:		September 20, 2008
Underlying stock:		Arch Coal, Inc. common stock (“ACI Stock”)
Aggregate principal amount:		$13,246,779.86
Coupon:		12% per annum, payable quarterly beginning December 20, 2007
Exchange at maturity:		At maturity, unless previously called by the issuer, each SPARQS will be exchanged into ACI Stock at the exchange ratio.
Exchange ratio:		0.25 share of ACI Stock, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on March 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:		19% per annum on the stated principal amount.
First call date:		March 20, 2008
Call notice date:		If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:		September 10, 2008
Stated principal amount:		$7.615 per SPARQS
Issue price:		$7.615 per SPARQS (see “Commissions and issue price” below)
Pricing date:		August 24, 2007
Original issue date:		August 31, 2007 (5 business days after the pricing date)
CUSIP:		617475710
Listing:
The SPARQS have been approved for listing on the American Stock Exchange LLC (“AMEX”) subject to official notice of issuance.  The AMEX listing symbol for the SPARQS is “AHB.”  It is not possible to predict whether any secondary market for the SPARQS will develop.

Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS	$7.615	$0.1237	$7.4913
	Total	$13,246,779.86	$215,184.07	$13,031,595.79
(1)           The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 of the preliminary terms for further details.
(2)           For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 344 dated July 24, 2007
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.